Exhibit 99.2

Q4 & Full Year 2020 Letter to Shareholders

Dear Fellow Shareholders,

As challenging as 2020 was for the travel industry, we enter 2021 with optimism due to three main factors. First, the vaccine news since early November has been very positive, and we are encouraged by recent reports highlighting improved vaccine distribution. Second, signals indicate that pent up travel demand continues to grow, setting the travel industry up for a potential inflection later in the year. Third, we have executed well on factors within our control, strengthened our offerings for the rebound, and oriented the business towards an exciting future. Specifically, we:

●	Executed disciplined cost controls that drove significant savings in 2020, enabling increased, durable, operating leverage as revenue returns.

●	Ensured our strong liquidity position by amending our credit facility and raising debt capital.

●	Focused on our competitive advantages and diverse revenue streams, which are poised to respond quickly when consumer demand recovers and travel advertisers lean back in.

●	Expanded our long-term growth potential by beta-launching an exciting direct-to-consumer subscription offering called Tripadvisor Plus in Q4.

In sum, we successfully navigated the toughest year in our company’s history and quickly adapted to our new reality. Despite uneven travel recovery trends in Q4 and early 2021, we see encouraging signs and are optimistic that travel could come roaring back. Tripadvisor is poised to play an important role and we believe we are positioned to emerge from the pandemic even stronger.

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Q4 and Full Year 2020 Update

Monthly consumer traffic remains solid. We are pleased to see that consumer interest in travel - as measured by monthly unique users on our platform - remained relatively high in Q4. This, despite recent infection spikes, lockdowns and mobility restrictions impacting consumers ability to travel. Monthly unique users on Tripadvisor in October, November and December were approximately 68%, 58%, and 59%, respectively, of 2019’s comparable periods. In the second half of 2020, monthly unique users on Tripadvisor-branded websites averaged nearly two-thirds of 2019’s comparable period. This compares favorably to the 33% level we saw in April.

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Travel demand has flattened since September as governments, particularly in Europe, once again imposed business restrictions to mitigate virus spread. This drove Q4 monthly unique users on Tripadvisor-branded sites to average 60% of 2019’s comparable period, versus approximately 70% in Q3.

Throughout 2020, Tripadvisor remained the world’s largest travel guidance platform in the world based on monthly unique users on our websites, according to SimilarWeb. This global audience - particularly in the middle of a worldwide pandemic - signifies Tripadvisor’s lasting influence. It also gives us unique visibility into global travel trends, and we are encouraged by a number of signals in our consumer surveys, as well as on our platform, that indicate consumers are excited to get out and travel in 2021:

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More than half (57%) of global consumers surveyed said that they have spent time planning for future trips during the pandemic and nearly three quarters (74%) of consumers surveyed said they will spend more time choosing a destination this year.

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While the majority of near-term bookings are for domestic travel, nearly one quarter (24%) of respondents said that they plan to take three or more international trips in 2021, including one-third of U.S. respondents.

●	Consumers planning hotel stays 90+ days out have grown approximately 50% since December 2020, indicating strengthening interest in planning 2021 vacations.

●	When planning their trips, travelers are searching longer stays and are booking more expensive trips than they did in either of the past two years.

Revenue has trended generally in line with travel demand. As expected, monthly revenue recovery slowed into the fall and early winter as the virus resurged, particularly in Europe. October revenue performance was slightly lower than September’s performance, and November and December revenue performance dipped to approximately one-third of 2019’s comparable period. Q4 revenue performance was in line with Q3’s performance, and both periods showed notable improvement compared to the Q2 trough.

Consumer travel demand has remained relatively stable in North America, while shutdowns in Europe have paused travel’s overall recovery. In January, hotel auction revenue in the US was down approximately 50% YoY, while Europe was down significantly more; restaurants remained closed for in-restaurant dining in most of the European countries in which TheFork operates; and Experiences business activity was largely limited to U.S. consumers making domestic bookings. Our hotel auction continues to recover in line with the demand environment. Traffic and conversion rates are still down significantly relative to pre-pandemic times; however, partner bidding trends have stabilized, and we estimate the percentage partners are paying per booking we generate are returning to normalized levels following the virus’s resurgence in Q4. We estimate that January revenue performance dipped slightly relative to December; however, we have seen sequential improvement in February, with a more pronounced increase versus January than in previous years. Current trends indicate Q1 2021 will likely mirror Q4 2020, and we are optimistic that leisure travel can improve materially in the second half as vaccines are administered and consumer demand improves.

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Disciplined cost controls delivering significant, persistent savings. (Estimated costs and costs savings levels referenced below do not consider depreciation, amortization, restructuring and other related reorganization costs, or stock-based compensation.)

We executed disciplined cost controls since the pandemic hit and for the full year 2020, we achieved more than $200 million in workforce-related and discretionary fixed cost savings versus 2019.

Performance-based marketing and the transaction-based portion of cost of revenue were approximately $24 million in Q4, which was $6 million lower than Q3, and remained well below 2019 levels, reflecting the lower overall travel demand environment. Looking ahead to 2021, we expect variable expenses will continue to generally track travel demand trends.

We note that a majority of the sequential expense increase in Q4 versus Q3 was due to an increase in our full year compensation expense. As such, $12 million of incremental Q4 expense is not indicative of the quarterly run rate. Moreover, we expect the majority of the 2020 fixed cost savings will persist in 2021.

In short, we swiftly right-sized our flexible cost structure in 2020 to align with our new reality. While we anticipate prudently increasing investments as the demand environment improves, we expect our fundamentally leaner cost structure to deliver increased operating leverage as revenue returns.

We further bolstered our liquidity position in Q4. In December, we successfully amended our revolving credit facility. The new agreement extends maturity to May 2024, extends our leverage covenant holiday through maturity for borrowings up to $200 million and reduces the capacity to $500 million (from $1 billion) resulting in reduced interest expense on undrawn funds. We ended 2020 with $418 million of cash and cash equivalents, an increase of $99 million from December 31, 2019, as well as nearly $500 million in available borrowing capacity under our revolving credit facility.

Q4 cash flow from operations was negative $15 million (compared to negative $31 million in Q3 and negative $78 million in Q2) and capital expenditures were $9 million. Capital expenditures in Q1 2021 are expected to be in line with Q4 2020 and well below 2019’s comparable period due to lower capitalized website development costs on lower headcount. Q4 free cash flow of negative $24 million sequentially improved by $18 million versus Q3, and was considerably better than Q2, which - at negative $93 million - was the peak period for cash outflows during 2020.

We remain confident that our concerted, prudent actions have the business positioned to remain both well capitalized and covenant compliant.

Deeping engagement and monetizing our influence

Over the past 20 years, Tripadvisor has become the world’s largest travel guidance platform, a unique travel nexus connecting consumers with travel businesses, at scale. We remain focused on growing and improving our offerings, unlocking unique value for travelers that we believe only Tripadvisor can, and deepening customer engagement to further monetize our influence.

As we look ahead to a world where our business opportunity and audience is bifurcated between users and members, we took an important step in building a premium offering for our most valued travelers. In the second half of 2020, we launched two direct-to-consumer products and brands: Tripadvisor Plus, a

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first-of-its-kind travel membership offering subscriber benefits across multiple travel categories and Reco, a marketplace for trip designers.

Hundreds of millions of consumers have chosen their preferred subscription services across categories like music, online shopping, and video content, and we believe Tripadvisor Plus can fill the notable void of an affordable, high value subscription offering in travel. Plus delivers travelers compelling value in an entirely new way. Today, Plus subscribers can access deals and perks across more than 100,000 hotels as well as exclusive savings on our hundreds of thousands of bookable experiences. Like these other consumer subscriptions, over time we envision adding many more services and benefits such as more VIP amenities, in-destination travel benefits, airline related perks, people-powered travel support, member-only content, and exclusive availability to experiences and reservations at the world’s most iconic destinations and restaurants.

Taking a methodical approach. In beta, Plus remains limited in both scope and geographic reach by design. We expect to continue our U.S. rollout during the first half of 2021, with other English-speaking markets later. We are promoting Plus primarily on our owned channels and particularly in “no brainer” moments such as hotel searches for $750 or more, instances when the hotel discount generates savings for the consumer in excess of the $99 subscription fee. Looking ahead, we see the potential to drive consumer adoption via partnerships and other marketing channels. We believe our deliberate, methodical approach is appropriate. Building strong subscription businesses take time, and we have measured expectations for 2021 in acknowledgment of the challenges inherent in launching any new product during a pandemic, much less in travel.

Significant opportunity ahead. That said, we are excited and confident that Plus’s strong consumer proposition - built on exclusive savings, perks and benefits that will make a trip more memorable - will resonate globally and our large audience and influence uniquely positions us to capitalize on this opportunity. In 2019, we generated over 160 million hotel metasearch clicks from hotel searches for stays of $750 or more. Converting even a small percentage of engaged Tripadvisor traffic, not to mention the hundreds of millions of visitors per month that are searching on Tripadvisor for hotels and experiences to book, implies a long-term growth opportunity to achieve tens of millions of subscribers and a multi-billion dollar recurring revenue.

Direct-to-consumer complements our diverse revenue streams. Pre-pandemic, we grew hotel B2B, display advertising, Experiences and Dining, collectively, by double digits, and generated nearly $1.6 billion of total revenue in 2019. Some updates on these areas:

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B2B - In October, we launched two new hospitality B2B solutions, Spotlight and Reputation Pro. Along with Travel Safe and Menu Connect for restaurants, these products demonstrate our commitment to supporting partners, helping them adapt to the new landscape, and drive their business forward as travel and dining starts to come back.

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Display advertising - With advertiser display budgets largely paused on travel platforms for most of 2020, we focused on improving our offering in anticipation of the pending recovery. We enhanced our targeting capabilities, commercialized new solutions, built new ad units, and continued to expand our diverse advertiser base to include non-endemic clients across an array of categories, including consumer packaged goods, auto, entertainment, finance, and spirits.

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Experiences - We improved how we merchandise inventory to improve conversion and also made continued progress in Q4 helping consumers find and book the experiences they want, in the language they speak, with the payment methods they use. Helping consumers find and book travel experiences online remains an attractive, and underpenetrated, long-term growth opportunity, and we believe our Tripadvisor and Viator assets position us to win.

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Dining - Our restaurant offerings showed strong resilience last summer. TheFork got back to 2019 levels in September. The recovery took a step back in Q4 due to lockdowns across Europe; however, we remain in the early days of delivering media-based and transaction-based solutions to more of the millions of restaurants on our platform.

Outlook

(As a reminder, we endeavor to be as accurate as possible with our forward-looking commentary; however, a number of factors outside of our control can limit our visibility into future financial performance and can cause our results to vary materially from our current expectations.)

The pandemic has reinforced Tripadvisor’s value proposition - connecting consumers with guidance to make them better travelers, and helping travel partners build their business. In 2021, we will remain focused on building direct, durable customer relationships that will enable us to more effectively convert Tripadvisor’s influence into increased repeat, intentional, engagement and monetization. This includes modernizing the experience, helping consumers return to travel safely, and growing Tripadvisor Plus.

Financially, in 2021 and the years beyond, we believe we can not only rebuild our revenue profile, but also drive sustainable growth from our focus areas. Specifically:

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In Tripadvisor-branded hotels, we aim to grow and expand our offerings by leveraging our data and insights to drive continuous improvement in our auction and our hotel B2B services and deliver more value for partners.

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As referenced earlier, a key 2021 priority is developing Tripadvisor Plus. We have all the necessary ingredients for success, including a huge global audience, strong consumer engagement, and a comprehensive offering. We believe we are uniquely positioned to capitalize on a multi-billion dollar recurring revenue opportunity.

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In media advertising, pre-pandemic we shared in these letters how our global, brand-safe channel under-indexes relative to our massive audience and influence on travel commerce. This remains the case, and we believe we are well-positioned to benefit as advertisers lean back into the travel vertical.

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In Experiences & Dining (E&D), unlocking growth opportunities across Tripadvisor, Viator and TheFork remains a top priority. We maintain differentiated assets and competitive advantages in these areas, and E&D remains a key part of our future. We drove rapid revenue growth pre-pandemic, and we are confident in our long-term growth potential.

With that as a backdrop, we offer our 2021 financial outlook.

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The pandemic continues to be a major headwind to the travel industry and to our business. We believe travel’s recovery path will be defined by rising consumer confidence and traveler safety, both of which are directly related to the speed of vaccine distribution. As such, we currently expect:

●	Q1 2021 revenue and adjusted EBITDA roughly in line with Q4 2020;

●	A modest first-half recovery, and a more robust second-half recovery driven by vaccine distribution progress driving increased consumer confidence; and

●	Some expenses to be prudently added back as the business justifies, though we expect to continue to operate a fundamentally leaner cost structure compared to 2019.

Closing thoughts

Overall, we are pleased with our 2020 execution despite a historically difficult operating environment. We enter 2021 with optimism stemming not only from increased confidence in leisure travel’s recovery and the important role that Tripadvisor will continue to play, but also because of how we have oriented the business to emerge from the pandemic even stronger.

Sincerely,

Steve Kaufer, Co-founder & CEO

Ernst Teunissen, CFO

Conference Call and Webcast

Tripadvisor, Inc. management will host a conference call to discuss results as well as other forward-looking information about Tripadvisor’s business tomorrow morning at 8:30 a.m. Eastern Time. Domestic callers may access the earnings conference call by dialing (877) 224-9081 (International callers, dial (224) 357-2223). Investors and other interested parties may also go to the Investor Relations section of Tripadvisor’s website at http://ir.tripadvisor.com for a live webcast of the conference call.

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Tripadvisor, Inc.’s fourth quarter and full year 2020 earnings press release and supplemental financials are available on the Investor Relations section of the Tripadvisor, Inc.’s website at ir.tripadvisor.com. The earnings release is also included as Exhibit 99.1 to our Current Report on Form 8-K as furnished to the U.S. Securities Exchange Commission, or SEC, on February 18, 2021, which is available on the Investor Relations section of our website at ir.tripadvisor.com and the SEC’s website at www.sec.gov.

Forward-Looking Statements

These prepared remarks contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The following words, when used, are intended to identify forward-looking statements: “anticipate,”

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“believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “target,” “should,” “will,” and similar expressions which do not relate solely to historical matters. We caution investors that any forward-looking statements in these prepared remarks, or which management may make orally or in writing from time to time, are based on management’s beliefs and on assumptions made by, and information currently available to, management. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future performance, which may be affected by known and unknown risks, trends, uncertainties and factors that are beyond our control. Some of the risks and uncertainties that may cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements are more fully described in Part I. Item 1A. "Risk Factors" of our Annual Report on Form 10-K. Moreover, we operate in a rapidly changing environment. New risk factors emerge from time to time and it is not possible for management to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We caution you that, while forward-looking statements reflect our good faith beliefs when we make them, they are not guarantees of future performance and are impacted by actual events when they occur after we make such statements. We expressly disclaim any responsibility to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Investors should also refer to our quarterly reports on Form 10-Q for future periods and current reports on Form 8-K as we file them with the SEC and to other materials we may furnish to the public from time to time through current reports on Form 8-K or otherwise, for a discussion of risks and uncertainties that may cause actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements.

Use of Non-GAAP Financial Measures

These prepared remarks may include references to non-GAAP measures, such as consolidated adjusted EBITDA (including forecasted adjusted EBITDA), free cash flow, and constant currency measurements, such as, non-GAAP revenue before effects of foreign exchange, and adjusted EBITDA before effects of foreign exchange, which are considered non-GAAP financial measures as they are not prepared in conformity with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures are not prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed alongside results reported under GAAP.

We encourage investors to review our earnings press release as it contains important information about our financial results, including tabular reconciliations to the most directly comparable GAAP financial measure, definitions, limitations and other related information about these non-GAAP financial measures. We have not reconciled consolidated adjusted EBITDA guidance to projected consolidated GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between adjusted EBITDA and GAAP net income (loss), as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

The earnings press release in addition to other supplemental financial information is available on the Investor Relations section of our website at http://ir.tripadvisor.com/. The earnings press release is also included as Exhibit 99.1 to our Current Report on Form 8-K as furnished to the SEC on February 18, 2021,

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which is available on the Investor Relations section of our website at http://ir.tripadvisor.com/ and the SEC’s website at www.sec.gov.

Key Business Metrics

We review a number of metrics, including unique visitors, hotel shoppers, and other metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and user engagement across our large user base around the world. For example, a single user may have multiple member accounts or browse the internet on multiple browsers or devices, some users may restrict our ability to accurately identify them across visits, and we are not always able to capture user information on all of our platforms. As such, the calculations of our active users may not accurately reflect the actual number of people or organizations using our platform. Our metrics are also affected by applications that automatically contact our servers for regular updates with no discernible user action involved, and this activity can cause our system to count the users associated with such applications as active users on the day or days such contact occurs. As such, the calculation of some of the metrics presented may be affected as a result of this activity. We regularly review our process and may adjust how we calculate our internal metrics to improve their accuracy.

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